Exhibit 4.1

BEACON POWER CORPORATION

FORM OF

SERIES B WARRANT TO PURCHASE PREFERRED STOCK

Series B Warrant No.:

Number of Shares of Preferred Stock:

Date of Issuance:                      , 2010 (“Issuance Date”)

Beacon Power Corporation, a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                       , the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect (including any Series B Warrants to Purchase Preferred Stock issued in exchange, transfer or replacement hereof, this “Warrant”), at any time or times on or after the date hereof (the “Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date (as defined below),                           (                          )(1) fully paid nonassessable shares of Preferred Stock (as defined below) (the “Warrant Shares”).  The Warrant Shares shall be governed by the terms and conditions set forth in the Certificate of Designations.  Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16. This Warrant is one of the Warrants to purchase Preferred Stock (the “Warrants”) issued pursuant to (i) the Company’s prospectus supplements dated December 22, 2010 (together, the “Prospectus”) and (ii) the Company’s Registration Statements on Form S-3 (File numbers 333-152140 and 333-161648) (together, the “Registration Statement”).

1. EXERCISE OF WARRANT.

(a)  Mechanics of Exercise.  Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the Exercisability Date, in whole or in part, by (i) delivery to the Company of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (such number of Warrant Shares, the “Exercise Notice Warrant Shares” and such aggregate Exercise Price, the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds.  No exercise of this Warrant pursuant to this Section 1(a) shall be for less than one share of Preferred Stock unless less than one share of Preferred Stock remains exercisable hereunder , in which case this Warrant may be exercised in respect of such fractional number of shares.  The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder.  Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice (such date, the “Exercise Date”), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”).  Promptly following the date on which the Company has received the Exercise Notice so long as the Holder delivers the applicable Aggregate Exercise Price on or prior to the third (3rd) Trading Day following the date of the Exercise Notice (the “Share Delivery Date”), the Company shall issue a certificate (the “Share Certificate”), registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Preferred Stock to which the Holder is entitled pursuant to such exercise and deliver the Share Certificate by overnight courier to the address as specified in the Exercise Notice; provided, that, if the Holder delivers the applicable Aggregate Exercise Price by the second (2nd) Trading Day following the date of the Exercise Notice, the Company shall, by no later than the Share Delivery Date, deliver to the Holder a Portable Document Format (PDF) copy of such certificate by electronic mail and deliver the Share Certificate by overnight courier to the address as specified in the Exercise Notice to arrive no later than the date that is four (4) Trading Days after the date of the Exercise Notice.  The Company shall be responsible for all fees and expenses, if any, of the Transfer Agent and all other fees and expenses, if any, with respect to the issuance of Warrant Shares upon such an exercise.  Upon delivery of the Exercise Notice, so long as the Holder delivers the Aggregate Exercise Price on or prior to the Share Delivery Date, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the

(1)           Insert a number equal to 50% of the number of shares of Preferred Stock the Holder was issued on the Issuance Date.

certificates evidencing such Warrant Shares. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.  The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.  The Holder may simultaneously submit with the Exercise Notice, a Conversion Notice (as defined in the Certificate of Designations).  If the Holder delivers any such Conversion Notice, so long as the Holder delivers the Aggregate Exercise Price on or prior to the Share Delivery Date, the Company shall treat such Conversion Notice in accordance with all of the applicable provisions of the Certificate of Designations as if the Preferred Shares relating to such Exercise Notice were outstanding on the Exercise Date for all applicable purposes of the Certificate of Designations  If, at any time from the time the Holder sends an Exercise Notice through the related Share Delivery Date, the Registration Statement is unavailable for the issuance of the applicable Warrant Shares and underlying Common Stock, the Holder shall not be required to deliver the Exercise Price relating to such Exercise Notice and, instead of issuing Warrant Shares to the Holder, on the applicable Share Delivery Date the Company shall pay the Holder in cash by wire transfer of immediately available funds an amount (the “Cash Exercise Amount”) equal to (i) the greater of (A) 125% of the Stated Value (as defined in the Certificate of Designations) of the number of Exercise Notice Warrant Shares, and (B) an amount equal to (I) the product of (x) the number of Exercise Notice Warrant Shares in the applicable Exercise Notice, multiplied by (y) the Conversion Rate (as defined in the Certificate of Designations) in effect on the Trading Day immediately prior to the date of the applicable Exercise Notice (the “Measurement Date”), multiplied by (z) the Closing Sale Price of a share of Common Stock on the Measurement Date, plus (II) an amount equal to the Make-Whole Additional Amount that would have been applicable upon voluntary conversion of such Exercise Notice Warrant Shares if such Exercise Notice Warrant Shares had been outstanding and converted as of the Measurement Date, minus (ii) the applicable Aggregate Exercise Price.

(b)  Exercise Price.  For purposes of this Warrant, “Exercise Price” means $1,000.

(c)  Company’s Failure to Timely Deliver Securities.  If the Company shall fail (an “Exercise Delivery Failure”) for any reason or for no reason to issue to the Holder within three (3) Trading Days (such third (3rd) Trading Day, a “Warrant Share Delivery Date”) of receipt of the Exercise Notice, so long as the Holder delivers, if required hereunder, the Aggregate Exercise Price on or prior to the Share Delivery Date, in compliance with the terms of this Section 1, a certificate for the number of shares of Preferred Stock to which the Holder is entitled and register such shares of Preferred Stock on the Company’s share register, then (A) the Company shall pay damages to the Holder for each Trading Day of such Exercise Delivery Failure in an amount equal to 1.5% of the product of (1) the sum of the number of shares of Common Stock into which the Preferred Stock in respect of which this Warrant was exercised and which were not delivered to the Holder on or prior to the Warrant Share Delivery Date and to which the Holder is entitled, and (2) the Closing Sale Price of the Common Stock on the Warrant Share Delivery Date and (B) the Holder, upon written notice to the Company, may void the exercise and retain or have returned, as the case may be, any portion of this Warrant that has not been converted pursuant to such Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued.

(d)  Adjustment of Warrant Forced Exercise Amounts.  Upon the exercise by Holder of this Warrant from time to time, the number of Warrant Shares for which this Warrant is exercised (or, where a Cash Exercise Amount is payable, the number of Exercise Notice Warrant Shares) shall reduce the number of Warrant Shares that would otherwise be included in any subsequent Forced Installment Exercise or Forced Full Exercise, applying such reduction to any Forced Exercise in the chronological order in which they occur (i.e., first to the first such Forced Installment Exercise Date, or the Forced Full Exercise Date, as the case may be, and then to the second such Forced Installment Exercise Date, etc.).

(e)  Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed.

(f)  Reservation of Authorized Shares.  At all times after the Issuance Date while any of the Warrants remain outstanding the Company shall reserve a sufficient number of authorized shares of Preferred Stock equal to the number of shares of Preferred Stock as shall from time to time be necessary to effect the exercise of all of the Warrants then outstanding and shall issue no additional shares of Preferred Stock except upon the exercise of Warrants.

(g)  Disclosure of Transactions and Other Material Information.  On or before 8:30 a.m., New York Time, on the first Business Day following each Exercise Date and Forced Exercise Date, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the exercise of this Warrant in the form required by the Securities Exchange Act of 1934, as amended, to the extent that any such exercise or group of exercises of the Warrants is greater than $500,000 or the Company otherwise determines such event to constitute material non-public information.

(h)  Issuances of Adjustable Rate Instruments.  For so long as this Warrant remains outstanding, other than the Preferred Stock, the Warrants outstanding on the date hereof and the Series A Warrants outstanding on the date hereof, in each case on the terms existing on the date hereof, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price (as defined in the Certificate of Designations).

2. RIGHTS UPON DISTRIBUTION OF ASSETS.  If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder will be entitled to receive the amount of any such Distribution which the Holder would have received if the Holder had held the number of shares of Preferred Stock (which for avoidance of doubt includes, without limitation, the rights of the Preferred Stock to participate in dividends and distributions in respect of Common Stock) issuable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the declaration or payment of the Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the declaration or payment of the Distribution.

3. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS; CHANGE OF CONTROL.

(a)  Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Preferred Stock (which for avoidance of doubt includes, without limitation, the rights of the Preferred Stock to receive the Purchase Rights in respect of Common Stock) issuable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Fundamental Transactions.  The Company shall not enter into or be party to a Fundamental Transaction unless (i)  the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(b) pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to the Holder in exchange for the Holder’s Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant and exercisable for a security substantially similar to the Preferred Stock including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Stock and having similar ranking to the Preferred Stock, and satisfactory to the Holder and (ii) unless the Warrants will be, and the agreement providing for such transaction require that the Warrants be, redeemed concurrently with such transaction as set forth in Section 3(c), the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of the Fundamental Transaction, unless this Warrant shall have been redeemed concurrently with the closing of such transaction as set forth in Section 3(c), the Successor Entity shall deliver to the Holder confirmation that there shall be issued (x) upon exercise of this Warrant at any time upon after the consummation of a Fundamental Transaction, in lieu of shares of Preferred Stock (or other securities, cash, assets or other property) issuable upon exercise of this Warrant prior to such Fundamental Transaction, such number, as adjusted to reflect the value of such Fundamental Transaction, of shares of preferred stock (or their equivalent) of the Successor Entity (including its Parent Entity) having the same rights as the Preferred Stock, and (y) upon conversion of the Preferred Stock at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Stock prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity), as adjusted to reflect the value of such Fundamental Transaction, in accordance with the provisions of the Certificate of Designations.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on exercise of the Warrants or the conversion of the Preferred Stock.

(c)  Change of Control.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control (as defined in the Certificate of Designations), but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”) setting forth a description of such transaction in reasonable detail and the anticipated Change of Control Redemption Date if then known.  The Company shall redeem (a “Change of Control Redemption”) this Warrant in full concurrently with the consummation of a Change of Control (the “Change of Control Redemption Date”). The Warrant will be redeemed in cash at a price equal to the sum of (I) 125% of the greater of (i) the Stated Value of the number of Warrant Shares for which the Warrant is exercisable (the “Warrant Share Stated Value Amount”) and (ii) the product of (A) the Warrant Share Stated Value Amount and (B) the quotient determined by dividing (1) the greatest Closing Sale Price of the Common Stock during the period commencing as of the Trading Day immediately prior to the public announcement of such proposed Change of Control and ending as of the Trading Day immediately prior to the consummation of such Change of Control by (2) the Conversion Price and (II) the applicable Make-Whole Additional Amount (as defined in the Certificate of Designations) that would have been payable on the number of Warrant Shares for which the Warrant is exercisable if such Warrant Shares had been outstanding at the time of the Change of Control Redemption Date (the sum of the foregoing clauses (I) and (II), the “Change of Control Redemption Price”). Notwithstanding anything to the contrary in this Section 3(c), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, this Warrant may be exercised, in whole or in part, by the Holder in respect of Warrant Shares, or shares or equity interests of the Successor Entity substantially equivalent to the Warrant Shares pursuant to Section 3(b).  The parties hereto agree that in the event of the Company’s redemption of the Warrant under this Section 3(c) the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any redemption premium due under this Section 3(c) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.  In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the right to void the redemption.

4.  FORCED EXERCISE.

(a)  Forced Installment Exercise.

(i)           General.  On any Warrant Installment Date, provided that there is not an Equity Conditions Failure during the period from the applicable Forced Exercise Notice Date to the applicable Forced Exercise Date, the Company shall have the right to require the Holder to exercise the unexercised portion of this Warrant in an amount up to the Warrant Installment Exercise Amount applicable to such Warrant Installment Date, into fully paid, validly issued and nonassessable shares of Preferred Stock at the Exercise Price as of such Warrant Installment Date (any such exercise, a “Forced Installment Exercise”).

(ii)           Mechanics.  (A)  The Company may exercise its right to require Forced Installment Exercise under this Section 4(a) by delivering a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Warrants, on the twenty-third (23rd) Trading Day prior to the Warrant Installment Date (the “Forced Installment Exercise Notice” and the date the Forced Installment Exercise Notice is delivered to all Holders is referred to as the “Forced Installment Exercise Notice Date”). The Forced Installment Exercise Notice shall be irrevocable.  The Forced Installment Exercise Notice shall:  (i) state (A) the Trading Day for the closing of the Forced Full Exercise, which Trading Day shall be the next calendar Warrant Installment Date (the “Forced Installment Exercise Date”), (B) the aggregate number of Warrant Shares subject to Forced Installment Exercise from the Holder and all of the holders of the Warrants pursuant to this Section 4 (and analogous provisions under the other Warrants), and (C) the number of shares of Preferred Stock to be issued to the Holder on the Forced Installment Exercise Date; (ii) provide the information required to provided to holders of the Preferred Stock in a Dividend Election Notice (as defined in the Certificate of Designations) and Company Installment Notice (as defined in the Certificate of Designations) with respect to a Dividend or Installment Amount coinciding with the applicable Warrant Installment Date and (iii) certify that there has been no Equity Conditions Failure. Concurrently with the delivery of the Forced Installment Exercise Notice, the Company shall deliver to the Holder Pre-Dividend Shares and Pre-Installment Conversion Shares that would be delivered to the holders of the Preferred Stock as of the applicable Dividend Date or Installment Date pursuant to the Certificate of Designations, and from the Forced Installment Exercise Notice Date the Preferred Stock to be delivered pursuant to the Forced Installment Exercise Notice shall be deemed outstanding for all purposes under the Certificate of Designations provided that the Holder delivers the applicable Exercise Price on the Forced Installment Exercise Date.

(B)           If at any time, there remain outstanding shares of Preferred Stock that were issued on the Issuance Date with an aggregate Stated Value of less than $500,000 (the first such occurrence, the “Reduction Event”), the Company shall be entitled to deliver a notice (the “Revised Initial Warrant Installment Date Notice”) to all, but not less than all, the holders of the Warrants, which notice shall be irrevocable, by facsimile and overnight courier designating the first Installment Date (as defined in the Certificate of Designations) occurring no earlier than twenty-four (24) Trading Days following the date of the Revised Initial Warrant Installment Date Notice as the first Warrant Installment Date (the “Revised Initial Warrant Installment Date”).

(b)  Forced Full Exercise.

(i)            General.  If on any date (i) the Closing Bid Price of the Common Stock shall have exceeded 150% of the initial Conversion Price of the Preferred Stock on the Issuance Date (which for the purposes of this Section 4(b) shall only be adjusted by proportionately reducing or increasing the Conversion Price upon, respectively, subdivisions (by an stock split, stock dividend, recapitalization or otherwise) and combinations (by combination, reverse stock split or otherwise) of the Common Stock) on twenty (20) Trading Days during any thirty (30) consecutive Trading Day period (the first occurrence of such event, the “Early Pricing Trigger”), or (ii) the Company shall have consummated an underwritten public offering of its Common Stock with net proceeds to the Company at the time of such issuance equal to or in excess of $10,000,000, (the earlier of the Early Pricing Trigger  and the consummation of the issuance set forth in clause (ii), the “Early Trigger Date”), provided that there is not an Equity Conditions Failure during the period from the applicable Forced Exercise Notice Date to the applicable Forced Exercise Date, the Company shall be entitled to require the Holder to exercise this Warrant in full, but not in part, into fully paid, validly issued and nonassessable shares of Preferred Stock as of the Exercise Price as of the Forced Full Exercise Notice Date (as defined below) (“Forced Full Exercise”).

(ii)           Mechanics.  The Company may exercise its right to require Forced Full Exercise under this Section 4(b) by delivering a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Warrants, within not more than three (3) Trading Days following the Early Trigger Date (the “Forced Full Exercise Notice” and the date the Forced Full Exercise Notice is delivered to all Holders is referred to as the “Forced Full Exercise Notice Date”).  The Forced Full Exercise Notice shall be irrevocable.  The Forced Full Exercise Notice shall:  (i) state (A) the Trading Day for the closing of the Forced Full Exercise, which Trading Day shall be six (6) Trading Days following the date of the Early Trigger Date (the “Forced Full Exercise Date”), (B) the aggregate number of Warrant Shares subject to Forced Full Exercise from the Holder and all of the holders of the Warrants pursuant to this Section 4 (and analogous provisions under the other Warrants), and (C) the number of shares of Preferred Stock to be issued to the Holder on the Forced Exercise Date; and (ii) certify that there has been no Equity Conditions Failure. From the Forced Full Exercise Notice Date, the Preferred Stock to be delivered in the Forced Full Exercise shall be deemed outstanding for all purposes under the Certificate of Designations provided that the Holder delivers the applicable Exercise Price on the Forced Full Exercise Date; provided, however, that for purposes of determining amounts payable in respect of Installment Dates under the Certificate of Designations, the Preferred Stock issued in such Forced Full Exercise shall only participate in payments in respect of Installment

Amounts on the first Installment Date (including with respect to such Installment Date, participating in any Pre-Installment Conversion Shares (as defined in the Certificate of Designations) relating to such Installment Date) that occurs from and after the twenty-fourth (24th) Trading Day following the Forced Full Exercise Notice.

(c)            If the Equity Conditions were satisfied as of the Forced Exercise Notice Date but the Equity Conditions are no longer satisfied at any time prior to the Forced Exercise Date, the Company shall provide the Holder a subsequent notice to that effect indicating that unless the Holder waives the Equity Conditions, the Forced Exercise Notice shall be void ab initio and of no further force or effect.  The Company shall deliver to the Holder a notice no later than 10:00 a.m., New York time, on the Forced Exercise Date which notice shall certify whether or not the Equity Conditions have been satisfied.  Notwithstanding the foregoing, (i) the Company shall not be entitled to cause a Forced Exercise if after the Issuance Date and prior to the date of such purported Forced Exercise, there shall have occurred a Change of Control or Triggering Event, and (ii) nothing in this subsection shall prevent the Holder from exercising this Warrant, in whole or part, on or prior to the Forced Exercise Date.  The Company covenants and agrees that it will honor all Exercise Notices tendered from the time of delivery of the Forced Exercise Notice through the Forced Exercise Date.  Upon an Equity Conditions Failure, the Holder may revoke any Exercise Notice delivered after the Forced Exercise Notice is received by the Holder and the Company, within one (1) Business Day of such revocation, shall return the Aggregate Exercise Price applicable to any such Exercise Notice(s) to the Holder by wire transfer of immediately available funds and any Warrants so exercised shall be deemed reinstated and returned to the Holders, if applicable.

(d)  Pro Rata Forced Exercise Requirement.  If the Company elects a Forced Exercise of this Warrant pursuant to Section 4(a) or Section 4(b), then it must simultaneously take the same action in the same proportion with respect to all of the Warrants.  If the Company elects a Forced Exercise of this Warrant pursuant to Section 4(a) or 4(b) (or similar provisions under the other Warrants) with respect to less than all of the Warrant Shares then outstanding under this Warrant, then the Company shall require a forced exercise of a number of Warrant Shares from each of the holders of the Warrants equal to each Holders’ pro rata number (based on the number of Warrants issued to such Holder and the other holders on the Issuance Date) of the total number of warrant shares subject to such Forced Exercise pursuant to all of the Warrants (such fraction with respect to each holder is referred to as its “Forced Exercise Allocation Percentage,” and such amount with respect to each holder is referred to as its “Pro Rata Forced Exercise Amount”); provided, however, that in the event that any holder’s Pro Rata Forced Exercise Amount exceeds the outstanding number of warrant shares of such holder’s Warrant, then such excess Pro Rata Forced Exercise Amount shall be allocated amongst the remaining holders of Warrants in accordance with the foregoing formula. In the event that the initial holder of any Warrants shall sell or otherwise transfer any of such holder’s Warrants, the transferee shall be allocated a pro rata portion of such holder’s Forced Exercise Allocation Percentage and the Pro Rata Forced Exercise Amount.

(e)  Damages.  If within fifteen (15) Trading Days following an applicable Forced Exercise Notice Date, assuming there has not been an Equity Conditions Failure, the Holder shall fail to deliver the Aggregate Exercise Price in respect of the applicable Warrant Installment Exercise Amount, then the Holder shall owe the Company 115% of such Aggregate Exercise Price, which amount shall constitute liquidated damages and not a penalty; provided, however, that if such amount is paid the applicable amount of Warrant Shares shall be issued to the Holder upon the payment of such amount.

5. NONCIRCUMVENTION.

(a)  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Preferred Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Preferred Stock upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Preferred Stock and, following the Reservation Date (as defined in the Certificate of Designations), Common Stock, solely for the purpose of effecting the exercise of the Warrants, 100% of the number of shares of Preferred Stock issuable upon exercise of the Warrants then outstanding (without regard to any limitations on exercise) and the required number of shares of Common Stock related thereto as set forth in the Certificate of Designations.  Notwithstanding this Section 5, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally or to the holders of the Preferred Stock, contemporaneously with the giving thereof to such stockholders (it being understood that notices and other information filed or furnished with the Securities and Exchange Commission on its Electronic Data Gathering and Retrieval (EDGAR) System shall satisfy this requirement).

(b)  As long as this Warrant remains outstanding, unless the holders of a majority of the then outstanding Warrants have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly (a) incur or guarantee, assume or suffer to exist any Indebtedness (as defined in the Certificate of Designations), other than Permitted Indebtedness (as defined in the Certificate of Designations); (b) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (c) increase or decrease (other than by conversion) the authorized number of shares of Preferred Stock; (d) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Stock with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (e) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services at cost and other than pursuant to any Option (as defined in the Certificate of Designations) pursuant to terms existing on the Issuance Date giving the holder thereof the right to exercise in a “cashless” exercise); (f) pay dividends or make any other distribution on the Common Stock or other Capital Stock (as defined in the Certificate of Designations) (other than the Preferred Stock); (g) increase the amount of any securities issuable pursuant to any Approved Stock Plan (as defined in the Certificate of Designations) if at such time an Authorized Share Failure (as defined in the Certificate of Designations) shall exist or be likely to exist thereafter; (h) amend any provision of the Certificate of Designations with respect to the Preferred Stock; (i) issue any Preferred Stock following the Issuance Date other than in respect of exercises of the Series  B Warrants; or (j) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Stock.  Any Preferred Stock which is converted, repurchased or redeemed shall be automatically and immediately cancelled and shall not be reissued, sold or transferred.

6. WARRANT HOLDER NOT DEEMED A STOCKHOLDER.  Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7. REISSUANCE OF WARRANTS.

(a)  Transfer of Warrant.  If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less then the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)  Lost, Stolen or Mutilated Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)  Exchangeable for Multiple Warrants.  This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d)  Issuance of New Warrants.  Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8. NOTICES.  Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with the following instructions: (a) if within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and (c) will be deemed given (i) if delivered by first-class registered or certified domestic mail, three (3) Business Days after being so mailed, (ii) if delivered by nationally recognized overnight carrier, one (1) Business Day after being so mailed, (iii) if delivered by International Federal Express, two (2) Business Days after being so mailed, and (iv) if delivered by facsimile, upon electronic confirmation of receipt and will be delivered and addressed as follows:

(a) if to the Company, to:

Beacon Power Corporation

65 Middlesex Road

Tyngsboro, Massachusetts 01879

Attention: James M. Spiezio, Chief Financial Officer

Facsimile: (978) 988-1337

with a copy to:

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, Massachusetts 02199-7613

Attention: Albert L. Sokol

Facsimile: (617) 227-4420

(b) if to the Holder, at its address on the Exercise Notice, annexed as Exhibit A hereto, or at such other address or addresses as may have been furnished to the Company in writing. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders.

10. GOVERNING LAW.  This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

11. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

12.  DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder  or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant.  The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

13. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder or the Company to pursue actual damages for any failure by the Company or the Holder, respectively, to comply with the terms of this Warrant.  The Company and, by acceptance hereof, the Holder each acknowledge that a breach by it of its obligations hereunder will cause irreparable harm to the Holder or the Company, respectively, and that the remedy at law for any such breach may be inadequate.  The Company and, by acceptance hereof, the Holder each therefore agree that, in the event of any such breach or threatened breach, the holder of this Warrant or the Company, respectively, shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14. TRANSFER.  This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company.

15. TRADING ACTIVITIES.  It is understood and acknowledged by the Company that the Holder has not been asked to agree, nor has the Holder agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Warrants, Series A Warrants, Preferred Stock or Common Stock for any specified term.  The Company further understands and acknowledges that the Holder may engage in hedging and/or trading activities at various times during the period that the Warrant, Series A Warrant, Preferred Stock, Common Stock, Pre-Dividend Shares (as defined in the Certificate of Designations), Post-Dividend Shares (as defined in the Certificate of Designations), Dividend Balance Shares (as defined in the Certificate of Designations), Pre-Installment Conversion Shares (as defined in the Certificate of Designations), Post-Installment Conversion Shares (as defined in the Certificate of Designations), Installment Balance Conversion Shares (as defined in the Certificate of Designations) or Warrant Shares under the Series B Warrant or Warrant are outstanding, including, without limitation, during the periods that the value of the Pre-Dividend Shares, Post-Dividend Shares, Dividend Balance Shares, Pre-Installment Conversion Shares, Post-Installment Conversion Shares, Installment Balance Conversion Shares or Warrant Shares under the Series B Warrant or Warrant are being determined and such hedging and/or trading activities, if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted.

16.  CERTAIN DEFINITIONS.  For purposes of this Warrant, the following terms shall have the following meanings:

(a)           “Bloomberg” means Bloomberg Financial Markets.

(b)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or governmental authority to remain closed.

(c)           “Certificate of Designations” means Certificate of Designations, Preferences and Rights of the Preferred Stock in the form of Exhibit B attached hereto.

(d)           “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(e)           “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.01 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(f)            “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock

(g)           “Daily Dollar Volume” means with respect to a Trading Day the product of (i) the VWAP for such Trading Day, multiplied by (ii) the daily volume for such day as reported by Bloomberg.

(h)           “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., The NYSE Amex Equities, The NASDAQ Global Select Market, The NASDAQ Global Market or the OTC Bulletin Board.

(i)            “Equity Conditions” means:  (A) on each day during the period beginning thirty (30) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), all shares of Preferred Stock and Common Stock issued and issuable upon exercise of the Warrants shall be eligible for sale without restriction or limitation and without the need for registration under any applicable federal or state securities laws; (B) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or an Eligible Market and shall not have been suspended from trading from any applicable exchanges or markets (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall proceedings for such delisting or suspension from all such exchanges or markets have been commenced, threatened or pending either (1) in writing by all relevant exchanges and markets or (2) by falling below the minimum listing maintenance requirements of all relevant exchanges and markets unless, in the case of clause (1) or (2) above, the Company shall meet all minimum listing conditions of one or more other Eligible Markets; (C) on each day during the Equity Conditions Measuring Period, the Company shall have delivered Preferred Stock upon exercise of the Warrants (and Common Stock upon conversion of the Preferred Stock) to the Holder on a timely basis as set forth in Section 1(a) hereof; (D) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the applicable Principal Market; provided, however, that the foregoing shall not preclude the Company from issuing such number of shares that does not cause any such violation; (E) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document (as defined in the Certificate of Designations); (F) during the

Equity Conditions Measuring Period, there shall not have occurred a Triggering Event (as defined in the Certificate of Designations) or an event that with the passage of time or giving of notice would constitute a Triggering Event; (G) the Company shall have no knowledge of any fact that would cause all shares of Preferred Stock issued and issuable upon exercise of the Warrants and Common Stock issued and issuable upon conversion of the Preferred Stock not to be eligible for sale without restriction or limitation and without the need for registration under any applicable federal or state securities laws; (H) the arithmetic average of the Daily Dollar Volumes for the Common Stock on the Trading Days during the Equity Conditions Measuring Period exceeds $200,000; and (I) on each day during the sixty (60) calendar days prior to the applicable date of determination and ending on the applicable date of determination, the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

(j)            “Equity Conditions Failure” means that during the period beginning with the first Trading Day of the Forced Exercise Measuring Period through the applicable Forced Exercise Notice Date or Forced Exercise Date, as the case may be, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(k)           “Expiration Date” means the Maturity Date (as defined in the Certificate of Designations) or, if such date falls on a day other than a Trading Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(l)            “Forced Exercise” means, as applicable, a Forced Installment Exercise or Forced Full Exercise.

(m)          “Forced Exercise Notice” means, as applicable, a Forced Installment Exercise Notice or Forced Full Exercise Notice.

(n)           “Forced Exercise Notice Date” means, as applicable, a Forced Installment Exercise Notice Date or Forced Full Exercise Notice.

(o)           “Forced Exercise Date” means, as applicable, a Forced Installment Exercise Date or Forced Full Exercise Date.

(p)           “Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii)  consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person as a result of which such other Person become the beneficial owner of more than the 50% of the outstanding shares of Common Stock  (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (iv) reorganize, recapitalize or reclassify its Common Stock, or (B) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer),  or (C) any “person” or “group” (as these terms are used for purposes of Sections 12(d) and 13(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (x) 50% or more of the aggregate ordinary voting power represented by issued and outstanding Common Stock or (y) 50% or more of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by the such Person or Persons as of the date hereof.

(q)           “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(r)            “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(s)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(t)            “Principal Market” means The NASDAQ Capital Market.

(u)           “Preferred Stock” means shares of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company.

(v)           “Required Holders” means the holders of the Warrants representing more than 60% of shares of Preferred Stock underlying the Warrants then outstanding.

(w)          “Series A Warrants” means the Series A Warrants to purchase Common Stock issued in connection with the Preferred Stock on the Issuance Date.

(x)            “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(y)           “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time).

(z)            “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on such Eligible Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)); (b) if the Common stock is not then listed or quoted on an eligible market, and if the Common Stock is listed or quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(aa)         “Warrant Installment Dates” means, collectively, the first Business Day of October 2011, November 2011, December 2011, January 2012 and February 2012; provided, however, if a Revised Initial Warrant Installment Date is designated pursuant to Section 4(a), “Warrant Installment Dates” shall mean, collectively, such Revised Initial Warrant Installment Date and the first Business Day of the four months immediately following such Revised Initial Warrant Installment Date.

(bb)         “Warrant Installment Exercise Amount” shall mean (a) with respect to the Warrant Installment Date falling on the first Business Day of October 2011 (or, if applicable, the Revised Initial Warrant Installment Date), [•](2) Warrant Shares, and (b) with respect to each other Warrant Installment Date, [•](3) Warrant Shares, in each case as any such Warrant Installment Exercise Amount may be reduced pursuant to the terms hereof.

(2)           This will be the pro rata portion of 384 Warrant Shares attributable to the individual warrant.

(3)           This will be the pro rata portion of 1,154 Warrant Shares attributable to the individual warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Preferred Stock to be duly executed as of the Issuance Date set out above.

BEACON POWER CORPORATION
By:

Name:
Title:

Acknowledged and agreed:

[HOLDER]

By:

Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE PREFERRED STOCK

BEACON POWER CORPORATION

The undersigned holder hereby exercises the right to purchase                          shares of Preferred Stock (“Warrant Shares”) of Beacon Power Corporation, a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Preferred Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.             Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as a “Cash Exercise” with respect to Warrant Shares.

2.             Payment of Exercise Price. The holder shall pay the Aggregate Exercise Price in the sum of $               to the Company in accordance with the terms of the Warrant.

3.             Delivery of Warrant Shares. The Company shall deliver to the holder                          Warrant Shares in accordance with the terms of the Warrant.

Date:	,

Name of Registered Holder
By:
Name:
Title:

EXHIBIT B

FORM OF CERTIFICATE OF DESIGNATIONS